Exhibit 99.1

For Immediate Release

FIRST MIDWEST BANCORP, INC. APPROVES

STOCK REPURCHASE PROGRAM

CHICAGO, IL, March 19, 2019  – First Midwest Bancorp, Inc. (the “Company”) announced today that its Board of Directors has approved a stock repurchase program that authorizes the Company to repurchase up to $180 million of its common stock, or approximately 7.5% of the Company’s outstanding shares.  Stock repurchases under this program may be made from time to time on the open market or in privately negotiated transactions, at the discretion of the Company.  The program will be in effect for a one-year period, with repurchases made at prices to be determined by the Company.

“The Board’s adoption of this stock repurchase program is an important alternative within our overall capital management strategy and reflects our continuing commitment to growing long-term value for our stockholders,” said Michael L. Scudder, Chairman and Chief Executive Officer of the Company.

About First Midwest

First Midwest (NASDAQ: FMBI) is a relationship-focused financial institution and one of the largest independent publicly-traded bank holding companies based on assets headquartered in Chicago and the Midwest, with approximately $16 billion in assets and $11 billion in assets under management.  First Midwest’s principal subsidiary, First Midwest Bank, and other affiliates provide a full range of commercial, treasury management, equipment leasing, consumer, wealth management, private banking and trust products and services through locations in metropolitan Chicago, northwest Indiana, central and western Illinois and eastern Iowa. Visit First Midwest at www.firstmidwest.com.

Forward-Looking Statements

This press release, as well as any oral statements made by or on behalf of First Midwest, may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, forward-looking statements can be identified by the use of words such as “may,” “might,” “will,” “would,” “should,” “could,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “outlook,” “predict,” “project,” “probable,” “potential,” “possible,” “target,” “continue,” “look forward,” or “assume” and words of similar import.  Forward-looking statements are not historical facts or guarantees of future performance or outcomes, but instead express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control.  It is possible that actual results and events may differ, possibly materially, from the anticipated results or events indicated in these forward-looking statements. First Midwest cautions you not to place undue reliance on these statements. Forward-looking statements are made only as of the date of this document, and First Midwest undertakes no obligation to update any forward-looking statements to reflect new information, events or conditions after the date hereof.

First Midwest Bancorp, Inc. | 8750 West Bryn Mawr Avenue | Suite 1300 | Chicago | Illinois | 60631

Forward-looking statements are subject to certain risks, uncertainties and assumptions, including, but not limited to, the risks, uncertainties and assumptions identified under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in First Midwest’s annual report on Form 10-K for the year ended December 31, 2018, as well as subsequent filings made with the Securities and Exchange Commission (the “SEC”).  However, these risks and uncertainties are not exhaustive.  Other sections of such reports describe additional factors that could impact First Midwest.

Additional Information

The information contained herein does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger of First Midwest and Bridgeview, First Midwest has filed a registration statement on Form S-4 (file no. 333-229674) with the SEC. The registration statement includes a proxy statement of Bridgeview, which also constitutes a prospectus of First Midwest, that will be sent to Bridgeview stockholders. Investors and stockholders are advised to read the registration statement and proxy statement/prospectus because it contains important information about First Midwest, Bridgeview and the proposed transaction. This document and other documents relating to the transaction filed by First Midwest can be obtained free of charge from the SEC’s website at www.sec.gov. These documents also can be obtained free of charge by accessing First Midwest’s website at www.firstmidwest.com under the tab “Investor Relations” and then under “SEC Filings.” Alternatively, these documents can be obtained free of charge from First Midwest upon written request to First Midwest Bancorp, Inc., Attn: Corporate Secretary, 8750 West Bryn Mawr Avenue, Suite 1300, Chicago, Illinois 60631 or by calling (708) 831-7483, or from Bridgeview upon written request to Bridgeview Bancorp, Inc., Attn: Chief Financial Officer, 4753 North Broadway, Chicago, Illinois 60640 or by calling (708) 594-7400.

Participants in this Transaction

First Midwest, Bridgeview and certain of their respective directors and executive officers may be deemed under the rules of the SEC to be participants in the solicitation of proxies from Bridgeview stockholders in connection with the proposed transaction. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, is included in the proxy statement/prospectus regarding the proposed transaction. Additional information about First Midwest and its directors and certain of its officers may be found in First Midwest’s definitive proxy statement relating to its 2018 Annual Meeting of Stockholders filed with the SEC on April 11, 2018 and First Midwest’s annual report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 1, 2019. The definitive proxy statement and annual report can be obtained free of charge from the SEC’s website at www.sec.gov.

CONTACTS:

Investors
Patrick S. Barrett
EVP, Chief Financial Officer
(708) 831-7231
pat.barrett@firstmidwest.com

First Midwest Bancorp, Inc. | 8750 West Bryn Mawr Avenue | Suite 1300 | Chicago | Illinois | 60631